Exhibit 99.1

Stifel Reports August 2024 Operating Data

ST. LOUIS, MO, September 26, 2024 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for August 31, 2024 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client assets and fee-based assets increased 15% and 20%, respectively, from the same period a year ago, due to solid recruiting and market appreciation. Client money market and insured product balances increased 1% month-on-month, driven by growth in both Smart Rate and Sweep balances as cash sorting further slows. We continue to anticipate stronger investment banking revenue in the second half of the year versus the first half as activity levels increase. However, both the timing of deal closings and market volatility continue to impact revenue.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	8/31/2024	8/31/2023	7/31/2024	8/31/2023	7/31/2024

Total client assets	$489,237	$424,939	$481,452	15%	2%

Fee-based client assets	$187,344	$156,359	$183,421	20%	2%

Private Client Group fee-based client assets	$163,824	$137,248	$160,526	19%	2%

Bank loans, net (includes loans held for sale)	$20,323	$20,401	$20,267	(0)%	0%

Client money market and insured product (1)	$26,503	$25,481	$26,301	4%	1%

(1)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations